EXHIBIT 99

NEWS FROM:
GENERAL CIGAR HOLDINGS, INC.
387 Park avenue South                                             CONTACT:
New York, NY  10016-8899                                          A. ROSS WOLLEN
212/448-3800                                                      (212) 448-3820


                    GENERAL CIGAR HOLDINGS and SWEDISH MATCH
                            ANNOUNCE CLOSING OF SALE
                            ------------------------


NEW YORK--(BUSINESS  WIRE)--April 30, 1999--General Cigar Holdings,  Inc. (NYSE:
MPP - news) and Swedish Match AB (NASDAQ: SWMAY - news) announced today that they had completed the previously announced sale by General Cigar of its Mass-Market cigar business to Swedish Match. The Closing took place in New York where Edgar M. Cullman, Jr., General Cigar's Chief Executive Officer, and Lennart Sunden, Swedish Match's Chief Executive Officer said: "We worked constructively together to the Closing and we anticipate a continuing, cooperative effort as we will be partners in many endeavors."

The Mass-Market cigar business includes two manufacturing facilities, Dothan, Alabama, USA and Santiago, Dominican Republic; machinery and equipment; inventories, trademarks; and other commercial assets and liabilities. In addition, as part of the sale, General Cigar and Swedish Match have entered into an ongoing strategic relationship through a Tobacco Supply Agreement and a Master Distribution Agreement. Among the Mass-Market brands that were sold are Garcia y Vega (the number one selling Mass-Market cigar using a natural leaf wrapper), White Owl, Tiparillo and Tijuana Smalls.

Swedish Match is an international group with headquarters in Stockholm, Sweden. The company manufactures a broad range of tobacco products, matches and disposable lighters which are sold in approximately 140 countries. Swedish Match is one of the world's largest cigar manufacturers with a turnover in the cigar operations of 900 MSEK. Annual sales in 1998 amounted to approximately 8,200 MSEK. Swedish Match is listed on the Stockholm Stock Exchange and on NASDAQ.


General Cigar Holdings, which traces its roots to 1906, is a leading manufacturer and marketer of premium cigar brands including Macanudo, Partagas, Punch (MPP) and Hoyo de Monterrey. In addition to being a major grower of high-quality Connecticut shade wrapper tobacco, General Cigar operates the Club Macanudo cigar bars in New York City and Chicago.